Exhibit 3.4

BY-LAW NO. 2

A by-law respecting the borrowing of money,
the issuing of securities and the securing of liabilities by

123 NATURAL FOOD ONTARIO LTD.
(herein called the "Corporation")

BE IT ENACTED as a by-law of the Corporation as follows:

1.       Borrowing Powers - Without limiting the borrowing powers of the Corporation as set forth in the Act, the board may, subject to the articles and any unanimous shareholder agreement, from time to time, on behalf of the Corporation, without the authorization of the shareholders:

a)	borrow money on the credit of the Corporation;

b)	issue, re-issue, sell or pledge debt obligations of the Corporation, whether secured or unsecured;

c)	subject to the Act, give a guarantee on behalf of the Corporation to secure performance of an obligation of any person; and

d)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

2.       Delegation of Powers - Subject to the Act, the articles, the by-laws and any unanimous shareholder agreement, the board may, from time to time, delegate any or all of the powers hereinbefore specified, to a director, a committee of directors or one or more officers of the Corporation.

ENACTED by the board this 20th day of August, 2013.

The foregoing by-law is hereby enacted by the sole director of the Corporation as evidenced by the signature hereto of the sole director of the Corporation in accordance with the provisions of section 129(1) of the Business Corporations Act (Ontario).

DATED the 20th day of August, 2013.

/s/ Fan Zhou

FAN ZHOU

In lieu of confirmation at a general meeting of the shareholders, the foregoing by-law is hereby confirmed by the sole shareholder of the Corporation entitled to vote at a meeting of shareholders in accordance with the provisions of section 104(1) of the Business Corporations Act (Ontario), this 20th day of August, 2013.

DATED the 20th day of August, 2013.

/s/ Fan Zhou

FAN ZHOU